Exhibit 99.1

American Financial Group to Recognize Fourth Quarter Gain

On Sale of Shares of Verisk Analytics

Cincinnati, Ohio - October 9, 2009 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) announced today that it expects to record an after-tax realized gain of approximately $50 million ($0.42 per share) during the fourth quarter of 2009 on the sale of a portion of its common stock investment in Verisk Analytics, Inc. ("Verisk," formerly Insurance Services Office, Inc.). AFG sold approximately 35% of its position in conjunction with Verisk's Initial Public Offering ("IPO"), which was announced earlier this week. Half of AFG's remaining position in Verisk is held in Class B-1 common shares that automatically convert to Class A common shares 18 months after the date of the IPO, with the balance held in Class B-2 common shares that convert to Class A shares 24 months after the date of the IPO. Prior to automatic conversion to Class A shares, transfers of Class B shares are subject to certain limitations, but may be sold to other holders of Class B common stock.

Following the sale, American Financial Group owns approximately 6.7 million shares of Class B common stock with a cost basis of approximately $24 million. These shares are convertible into Class A shares having a fair value of approximately $178 million at yesterday's closing price of $26.60 per share.

Verisk aggregates and provides proprietary actuarial and underwriting data related to the U.S. property and casualty insurance marketplace for the purpose of understanding and managing business risk.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $25 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products. Great American Insurance Group's roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Contact:	Diane P. Weidner	Web Sites:
	Asst. Vice President - Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsurance.com
www.GAFRI.com

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